UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):      February 15, 2006
US LEC CORP.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

0-24061	56-2065535
(Commission File Number)	(IRS Employer Identification No.)

Morrocroft III, 6801 Morrison Boulevard,
Charlotte, North Carolina	28211
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (704) 319-1000
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On February 15, 2006, the Board of Directors of US LEC Corp. (the “Company”) met in executive session without Aaron D. Cowell, Jr., a director and the Company’s President and Chief Executive Officer, and awarded Mr. Cowell a cash bonus and granted grant him a stock option for his performance in 2005. The cash bonus was $280,000 and the option, which became effective on March 27, 2006, entitles Mr. Cowell to purchase 190,000 shares of the Company’s common stock at an exercise price of $2.08 per share. The option vests in four equal annual installments beginning on the first anniversary of the grant date.
     The Board also established objective criteria for a performance-based cash bonus for 2006 for Mr. Cowell. The performance goals are based upon the Company’s achievement of specified levels of EBITDA for 2006 and its cash position at year-end. Under the performance goals, Mr. Cowell will be eligible to receive a cash bonus ranging from 29% to 171% of his annual base salary, which may be increased or decreased at the discretion of the Board depending upon his success in achieving certain organizational objectives. The Board did not change Mr. Cowell’s annual base salary for 2006, which remains $350,000.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US LEC CORP.

	By:	/s/ J. Lyle Patrick

J. Lyle Patrick Executive Vice President, Finance and Chief Financial Officer

Dated: April 3, 2006

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